Exhibit 10.03

February 15, 2012

Alex Lustberg

39 Park Terrace

Mill Valley, California 94941

Dear Alex:

Congratulations! I am pleased to extend to you an offer of employment as VP Marketing with Lyris Inc., in the Marketing department reporting to Wolfgang Maasberg, CEO. Your employment commencement date is February 28, 2012 and you will be working in our Emeryville, CA office.

The terms of this offer include:

•	Your annualized compensation will be $210,000.00;
•	Participation in the Lyris Executive Bonus Plan at target level 20% of your base salary paid quarterly which is based on company performance, individual objectives, and subject to board approval. Payment of your first two quarterly bonuses will be at 100%.
•	A sign-on bonus of $5,000 (net) to be included in first pay period.
•	Medical, dental and vision plans;
•	Flexible Spending Accounts for Healthcare & Dependent care;
•	Life Insurance and LTD;
•	15 days paid vacation per year;
•	Participation in the Lyris 401(k) matching plan;
•	A stock option grant of 450,000 shares, pending board approval, subject to the terms of the operative Stock Option Plan and executed Stock Option Agreement, and whose price will be set based on the authorization of the Compensation Committee of the Board of Directors.
•	For the avoidance of doubt, for the purpose of your entitlement to the vesting of your shares, If Lyris is acquired or undergoes a change of control (as defined in the J.L. Halsey 2005 Amended and Restated Equity Based Compensation Plan) within 24 months of your employment and your employment is terminated without cause by the acquiring entity, any unvested options shall immediately vest.

If Lyris is acquired or undergoes a change in control and, as an executive, you are terminated “Without Cause” within two years (24 months) following a change in control, you shall be entitled to:

•	Base salary through the date of termination of your employment
•	Six months base salary, at the rate in effect on the date of termination of employment
•	Full vesting of 100% of the then unvested options based on fair market value at purchase
•	COBRA benefits coverage for the executive and his family for up to six months

For this purpose, “Cause” shall be defined as (i) your failure to perform your duties and obligations, hereunder to the satisfaction of the Company, which failure is either not curable and/or is not remedied within 15 days after receipt of written notice from the Company; (ii) your commission of an act of fraud upon, or willful misconduct toward, the Company and/or any of its affiliates; (iii) your material breach of the PIIA, which in any case is not remedied within 15 days after receipt of written notice from the Company or Board of Directors of the Company; (iv) your conviction of a felony (or a plea of nolo contender thereto) or any crime involving moral turpitude; or (v) your failure to carry out or comply with, in any material respect and directive of the Board consistent with the terms of the PIIA, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to termination for cause shall specifically identify the failure that it deems to constitute Cause.

As a condition of your employment, you will be required to sign the Lyris’ Proprietary Information and Inventions Agreement (“PIIA”) and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

You agree and understand that employment with Lyris Inc. is “at-will,” meaning that it is not for any specified period of time and can be terminated by you or by Lyris Inc. at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, may be changed at any time at-will by Lyris Inc. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with Lyris Inc.

Again, I am pleased to extend this offer and look forward to your acceptance of this position. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return this letter to Sophia Coyle in Human Resources via email at (scoyle@lyris.com) or via fax (408) 351-9199 (private fax). This offer will remain in effect for a period of one week from receipt. This offer will expire if not accepted by 5pm on Tuesday, February 21st, 2012.

Congratulations and welcome to the Lyris Team!

Sincerely,

Helen A. Pass

Senior Director, Human Resources

I agree to and accept employment with Lyris on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: ______
Alex Lustberg